EXHIBIT 23.3

[DANZIGER & HOCHMAN LETTERHEAD]



October 26, 2005



Board of Directors
Innofone.Com, Incorporated
1431 Ocean Avenue, Suite 1100
Santa Monica, CA 90401 U.S.A.

Dear Sirs:

This letter is to constitute our consent to include the audit report of Innofone.Com, Incorporated as of June 30, 2005 in the Registration Statement Filed on SB-2 contemporaneously herewith and subject to any required amendments thereto.


Yours very truly,

DANZIGER & HOCHMAN


/s/ Gary Cilevitz


Gary Cilevitz

GC/ekm